Exhibit 99.1

GLOBAL NET LEASE COMPLETES $1.45 BILLION CREDIT FACILITY RECAST, UPSIZED FROM PREVIOUS $1.1 BILLION FACILITY

NEW YORK – April 11, 2022 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today that the Company has replaced its existing credit facility with a new, $1.45 billion corporate revolving credit facility (the “Credit Facility”) that has a 4.5-year term and improved pricing that is 15 basis points lower than the facility it replaced. The Credit Facility will be administered by Key Bank, N.A. and includes two six-month extension options. The interest rate on the Credit Facility adjusts based on the leverage ratio, with a minimum rate of 1.30% over the currency-specific benchmark rate and a maximum of 1.90% over the currency-specific benchmark rate.

“Building on the strength of our acquisitions and leasing success, I am pleased to announce the recast and expansion of our corporate credit facility on what we believe to be very attractive terms,” said James Nelson, CEO of GNL. “In order to capture the full benefit of an active corporate syndication market and lock in certainty with respect to terms and pricing, we proactively replaced the prior facility more than a year before its maturity date. With an accordion feature that could expand the facility up to nearly $2 billion, we believe this transaction further strengthens our balance sheet and provides flexibility for execution of our growth strategy as we seek to continue acquiring high-quality industrial, distribution and office properties.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global coronavirus pandemic, including actions taken to contain or treat the coronavirus, on the Company, the Company’s tenants and the global economy and financial markets as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022, and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com Phone: (212) 415-6510